UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2011

TradeStation Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-31049	650977576
(State or other jurisdiction of incorporation)	(Commission (File Number)	(I.R.S. Employer Identification No.)

8050 SW 10th Street, Suite 4000, Plantation, Florida	33324
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 652-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As contemplated by Section 1.03(d) of the Merger Agreement (as defined below), on May 9, 2011, Nathan D. Leight irrevocably submitted his resignation as a director of TradeStation Group, Inc. (the “Company”) and as a member of all committees of the board of directors of the Company (the “Board”). The resignation is effective only upon (1) the consummation of the tender offer being made by Felix 2011 Acquisition Sub, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of April 20, 2011 (the “Merger Agreement”), among Monex Group, Inc. (“Monex”), Felix 2011 Acquisition Sub, Inc. and the Company and (2) the acceptance of such resignation by the Board on behalf of the Company. Pursuant to the Merger Agreement, the Company may not accept such resignation without the prior written consent of Monex. A copy of the Merger Agreement is attached as Exhibit 2.1 to the Form 8-K filed by the Company with the Securities and Exchange Commission on April 21, 2011, which was the second and later filed Form 8-K on that date.

Item 8.01	Other Events.

On May 10, 2011, the Company and Monex issued a joint press release announcing the commencement of a tender offer by Monex through its wholly-owned subsidiary, Felix 2011 Acquisition Sub, Inc. (“Purchaser”), for all outstanding shares of common stock of the Company for $9.75 per share, net to the seller in cash, without interest and less any required withholding taxes. The tender offer is being made pursuant to an Offer to Purchase, dated May 10, 2011, and in connection with the previously announced Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TradeStation Group, Inc.

Date: May 10, 2011	By:	/s/ David H. Fleischman
		Name:	David H. Fleischman
		Title:	Chief Financial Officer, Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 10, 2011